10-25-02

EXHIBIT 10.58

LICENCE AGREEMENT

BETWEEN

WYNN LAS VEGAS, LLC

3145 Las Vegas Blvd. South, Las Vegas, NV 89109, USA (“Wynn Las Vegas”),

AND

CALITRI SERVICES AND LICENSING LIMITED LIABILITY COMPANY

2724 Ujlengyel – Dorsa, Gyorgy – Utea 1 -   Hungary, Europe (“Calitri”),

DATED

October 31, 2002

WHEREAS Wynn Las Vegas, wishes to have the right to produce and present an aquatic live show (the “Show”) based and developed on a Concept which has been approved by Wynn Las Vegas and described in a document entitled “Genesis” dated October 2001 (the “Show Concept”), at the Le Rêve resort, in Las Vegas, Nevada (“Le Rêve”);

WHEREAS Calitri will create and own the rights to use and exploit the storyline, plot, themes, characters, concept developments, ideas, costumes, sets, choreographies, lighting concepts, staging, sound designs and copyrights in the Show (all of which being herein together referred to as the “Rights”);

WHEREAS Calitri agrees to licence to Wynn Las Vegas on an exclusive basis the necessary rights to produce and present live performances of the Show and to create, manufacture, produce, sell and distribute derivative products and merchandising and to produce, distribute and sell publications relating to the Show, subject to the terms and conditions of this Agreement.

Now, therefore, in consideration of the mutual covenants herein contained the parties hereto agree as follows:

1.	DEFINITIONS

All capitalized words and terms not defined in this Agreement shall have the meaning given to them in the “Production Services Agreement” entered into between Wynn Las

Vegas and Productions du Dragon S.A. on October 31, 2002 (the “Dragon Production Agreement”).

2.	GRANT OF LICENSE

A)

Subject to the terms of this Agreement and in consideration of the payments to be made pursuant to Section 11 hereto, Calitri hereby grants to Wynn Las Vegas for the whole duration of the Term and any Extension an exclusive license, to:

	(1)	produce and present live performances of the Show at Le Rêve and at any other Wynn Casino;

(2)

adapt, change, rearrange, modify, add to or delete from the Show for the purposes mentioned in Section 2.A) (1) hereof, with the prior consent and the assistance of Calitri and provided that any such adaptation, change, rearrangement, modification or addition shall become the sole property of Calitri;

(3)

create, manufacture, produce, sell and distribute, anywhere throughout the world, derivative products incorporating or representing the name and/or the logo of the Show (the “Show Trademarks”) or any visual elements of the Show, and any other derivative products approved and authorized by Calitri (collectively the “Show Products”);

	(4)	advertise the Show by any method and through any media; and

	(5)	publish, distribute and sell anywhere throughout the world printed material directly related to the live performances of the Show, in book, magazine, program or other printed form.

B)

Subject to the terms of this Agreement and in consideration of the payments to be made pursuant to Section 11 hereof, Calitri hereby grants to Wynn Las Vegas the perpetual exclusive license to exploit the Show Trademarks exclusively with the other rights hereunder granted.

C)

All rights and licenses herein granted are cumulative; Wynn Las Vegas may exercise or use any or all of such rights and licenses simultaneously with or separately from the exercise of any other rights and licenses.

D)

Calitri and Wynn Las Vegas mutually acknowledge the relationship of trust and confidence established between the parties. Calitri hereby represents that it and Franco Dragone representing Creations du Dragon S.P.R.L.U. (“Créations”) will use their best efforts in furthering the interests of Wynn Las Vegas to provide

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first-class entertainment attractions for Le Rêve and in the performance of their duties and obligations under this Agreement.

Wynn Las Vegas hereby represents that it and Stephen A. Wynn individually will use their best efforts to further the interests of Calitri to provide first-class entertainment attractions to Le Rêve and in the performance of their duties and obligations under this Agreement.

E)

Wynn Las Vegas hereby accepts and acknowledges that Calitri will be the sole creator of the Show and that Calitri, as may be deemed necessary or as may be in the best interests to the Show, may utilize consultants and subcontractors to assist Calitri in the performance of the services contemplated hereunder, provided that

(1) Franco Dragone, representing Créations, shall be personally appointed to control and oversee the creation and artistic direction of the Show; and

(2) Calitri shall remain responsible to Wynn Las Vegas hereunder.

3.	CREATIVE AND ARTISTlC CONTROL

Calitri will lead all creative and artistic matters concerning the development, production, staging, running and operation of the Show including, without limitation, the Show Concept, creation, preparation, development, production, selection of acts and performers, casting, sets, costumes, lighting, music, staging, and other related showroom operations.

Calitri will fully and meaningfully consult with Wynn Las Vegas as may be reasonably requested by Wynn Las Vegas on matters relating to the creation of the Show. All creative and artistic decisions pertaining the Show will be made jointly by Franco Dragone, representing Créations, and Stephen A. Wynn.

Without limiting the foregoing, Calitri and Wynn Las Vegas will share control and approval rights on all creative and artistic decisions and matters pertaining to the marketing of the Show including, without limitation, the creation, development, promotion and marketing of the Show Products, the creation of visual campaigns, the use of music and promotion and the names and titles to be associated with said promotion.

4.	LENGTH OF SHOW

The Show shall run for approximately ninety (90) minutes with no intermission.

5.	TITLE OF SHOW

The title of the Show will be mutually agreed upon between Wynn Las Vegas and Calitri. Wynn Las Vegas agrees that, at the request of Calitri, whenever or wherever the

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title of the Show will figure or be used, reference to such title shall also include a reference as follows: “created by Dragone”, and including Dragone’s logo when possible. Wynn Las Vegas also agrees, at the request of Calitri, to include credits for the various creators of the Show in all printed material, press releases, and souvenir programs related to the Show. Wynn Las Vegas and Calitri mutually agree to establish the parameters of such inclusion or reference when deemed necessary.

6.	PRODUCTION OF SHOW

Any costs of the nature set out in the Show Production Budget and incurred by Calitri pursuant to this Agreement shall be reimbursed to Calitri by Wynn Las Vegas in accordance with Section 11 hereof.

7.	THEATRE AND EQUIPEMENT

A)

The Show shall be presented by Wynn Las Vegas in a first class theatre situated in the Le Rêve resort, which theatre shall seat approximately 2000 patrons (“Showroom”). The Showroom shall be designed, constructed and laid out or remodelled, as the case may be, by Wynn Las Vegas in accordance with general parameters and specifications discussed with Calitri, including, without limitation, stage dimensions, sound, backstage services, lighting, and theatrical equipment required by Calitri. Wynn Las Vegas agrees that the theatre and Showroom will have to be completed and delivered to Calitri dust free for the production of the Show by no later than 183 days before the Opening Date.

B)	Wynn Las Vegas shall consult with Calitri at every material stage of the construction of the Showroom, so as to ensure that it remains suitable for the Show.

C)	During the Term, Wynn Las Vegas shall maintain the Showroom, including its theatrical and specialised equipment, in good working order, at its sole cost.

8.	PERFORMANCE OF SHOW

Wynn Las Vegas shall present the Show in the Showroom during the Term, commencing on the Opening Date, at its sole cost and expense.  Wynn Las Vegas hereby represents that there shall be a minimum of 470 performances of the Show presented during each complete year of the Term.

9.	EXCLUSIVITY

A)	During the Term, neither Calitri nor any of its affiliates shall present:

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	(1)	the Show or any other show using same or similar characters or story line as a live presentation at any place in the world but Le Rêve or any other Wynn Casino; and

(2)

any show whatsoever at any casino or any casino resort complex in North America (USA and Canada) or Macau other than a Wynn Casino. This provision shall also include the production or creation of any show or theatrical presentation at any theatre or performance venue in North America (USA and Canada) or Macau located within five miles of any Wynn Casino.

The foregoing restrictions do not apply to:

(ii) Services provided in connection with a Céline Dion production show to be presented in Las Vegas or its replacement show; and

(iii) Services provided in connection with “Mystere” and/or “O” in Las Vegas, Nevada.

B)	During the Term, Calitri shall be entitled, at its sole discretion, to prevent Wynn Las Vegas or any other Wynn Casino from presenting, directly or indirectly:

	(1)	the Show or any other show using same or similar characters or story line as a live presentations at any place in the world but a Wynn Casino; and

(2)

any other show whatsoever, provided that such other show is similar in type to those being or having been created, presented by or through Calitri at the time Wynn Las Vegas would be willing to present or produce such other show. Without limiting the foregoing it is agreed that such other shows would include any show of the nature of a theatre play, musical, opera, circus style show and any other production involving many performers or disciplines. In the event Wynn Las Vegas would be willing to present such other show at any place anywhere in the world, Calitri shall have a right of first refusal to create and/or produce said other show at the conditions proposed by Wynn Las Vegas. Calitri’s right of first refusal shall be exercised in a timely manner.

10.	ENHANCEMENTS

If reasonably requested by Calitri and agreed to by Wynn Las Vegas, Wynn Las Vegas shall incur, on a cumulative basis, up to US$1,000,000 in costs per year, for enhancements of the show, during the first nine years of the Term and, if the Term is extended, during each year of the Extension.

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11.	COMPENSATION

A)

In consideration of the foregoing grant of licenses and rights, and in addition to the payment of certain costs and expenses as set forth in other sections of this Agreement, Wynn Las Vegas shall pay to Calitri:

(1)

a non-refundable Creation Fee of US$2,000,000 (the ”Creation Fee”), of which US$1,000,000 has been paid. The balance of the Creation Fee will be payable within thirty (30) days after completion of the Le Rêve financing, but in no event later than December 31, 2002.

(2)

such amounts, by way of advances, as are necessary to pay the non refundable advances, if any, payable to the Show Conceptors other than Créations (“Advances to Conceptors”). Such Advances to Conceptors shall neither be included in the Show Production Costs nor in Show Operating Expenses for the purpose of this Section 11 hereunder, except for the financing costs of such Advances to Conceptors (as stated below). The Advances to Conceptors shall be reimbursed to Wynn Las Vegas by deduction from the First Royalty (as defined below) to be paid to Calitri. Calitri acknowledges having received from Wynn Las Vegas  an amount of US$180,418 as of August 31, 2002, in partial payment of the Advances to Conceptors. The parties agree that the total amount of the Advances to Conceptors shall not exceed US$875,000.

	(3)	during the Term and any Extension thereof, the following non-refundable royalties (“Royalties”):

(i) For each week and within seven days from the end thereof, a royalty (“First Royalty”) equal to ten percent (10%) of one hundred percent (100%) of Net Ticket Revenue from the Show.

(ii) In respect of each Fiscal Quarter, a royalty (“Second Roya1ty”) equal to thirty percent (30%) of the Show Net Profits.

(iii) Wynn Las Vegas shall be entitled to deduct from the First Royalty, before paying Calitri, the amount of the Advances to Conceptors (as defined above).

	(4)	Reimbursement of all Show Production Costs incurred by Calitri pursuant to Section 6. hereof.

	(5)	Reimbursement of all costs, if any, incurred by Calitri in connection with name searches for the Show and preparing, filing and registration of trademarks in connection with the Show.

	(6)	Reimbursement of all operating and follow up costs incurred by Calitri during the Fiscal. Quarter.

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B)	Wynn Las Vegas shall retain for its own account all of the Net Ticket Revenue from the Show, and all of the Show Net Profits, subject to the amounts payable to Calitri hereunder.

C)	All sums payable to Calitri pursuant to Section 11 A(3)(ii) hereof shall be payable as follows:

Within ten (10) business days following each month of each Fiscal Quarter, Wynn Las Vegas shall provide Calitri with a statement showing the total Show Revenue received by Le Rêve and the total Show Operating Expenses incurred by Wynn Las Vegas over such month, and Wynn Las Vegas shall pay to Calitri together with such statements thirty percent (30%) of the Show Net Profits, if any, for such month.  Then, within fifteen (15) days following the end of each Fiscal Quarter during the Term, Wynn Las Vegas shall provide Calitri with the Quarterly Net Profit Statement showing (i) the total Show Revenue received by Wynn Las Vegas and the total Show Operating Expenses incurred by Wynn Las Vegas over such Fiscal Quarter, and (ii) the portion of the Show Net Profits due and payable to Calitri for such Fiscal Quarter, and Wynn Las Vegas shall remit to Calitri together with such statement the portion of the Show Net Profits then still due and payable to Calitri.

Within forty-five (45) days after the end of each Year during the Term, Wynn Las Vegas shall provide Calitri with a yearly statement (i) the total Show Revenue received by Wynn Las Vegas and the total Show Operating Expenses incurred by Wynn Las Vegas over such Year (ii) the amount of any adjustment required to the Show Net Profits as set forth below and (iii) the portion of the Show Net Profits due and payable to Calitri, or refundable to Wynn Las Vegas, for such Year based upon the actual results of each Fiscal Quarter, and Wynn Las Vegas shall remit to Calitri together with such statement the portion of the Show Net Profits due and payable to Calitri, if any.  Any refund due to Wynn Las Vegas from Calitri may be applied against future quarterly Show Net Profits due and payable to Calitri until fully paid.  If, on termination or expiration, a refund remains due to Wynn Las Vegas. such refund shall be paid within ten (10) days after said expiration or termination in immediately available US$funds or bank draft as per Wynn Las Vegas’ written instructions.

All sums payable to Calitri pursuant to Section 11.A)(4), (5) and (6) shall be payable within ten (10) days after insurance by Calitri of invoices in respect thereof accompanied by appropriate supporting document.

D)	All of the aforesaid amounts payable to Calitri shall be paid by Wynn Las Vegas in immediately available $US funds or bank draft as per Calitri’s written instructions.

E)	As compensation for the creation of the show and ongoing overseeing the creation and artistic direction of the Show, Franco Dragone shall receive 189,723

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shares of the common stock of Wynn Resorts, Limited, subsequent to that company’s initial public offering and pursuant to a restricted stock agreement which shall include certain vesting conditions and other restrictions.

12.	MERCHANDISING

A)

During the Term and without prejudice of the other provisions hereof, Wynn Las Vegas shall have the sole and exclusive worldwide right to license and/or manufacture and sell Show Products of all types or kinds.

B)	Calitri and Wynn Las Vegas shall select together:

(1)

The particular types of Show Products to be licensed and/or manufactured and sold by Wynn Las Vegas and other Wynn Casinos, and all elements of the design thereof, including without limitation, colors, shapes, packaging, depiction in all respects of the trademarks; and

(2) The particular types of Show Products sold in the Showroom and the manner in which Show Products are sold elsewhere in the world.

Quality and manufacturing standards of the Show Products shall in any case be comparable to the highest quality in manufacturing standards of similar types of merchandise sold by Wynn Las Vegas and Calitri.

C)

Wynn Las Vegas shall sell Show Products in the lobby of the Showroom and in a retail store situated at a prime retail location in the Le Rêve and in proximity to the Showroom entrance and/or at any alternate location in Le Rêve determined to provide optimal visibility and traffic flow to and from the Showroom entrance, which location shall be approved by Calitri, and which store shall sell Show Products exclusively.

D)

Calitri may develop and create, subject to reasonable approval of Wynn Las Vegas, a souvenir program in respect of the Show (“Souvenir Program”), to be sold by Wynn Las Vegas during the Term and any Extension thereof in the retail store referenced to above and the Showroom. The parties shall mutually agree as to the best method of manufacture and production of the Souvenir Program.

E)	Wynn Las Vegas in consideration of the license granted in this section 12 shall pay to Calitri a merchandise royalty of:

(1)

ten percent (10%) of one hundred (100%) of the retail selling price of all Show Products, and Souvenir Programs sold by Wynn Las Vegas, less sales taxes, credit card and handling fees and customer returns, and shall retain all of the gross proceeds of such sales; and

(2)

fifty percent (50%) of one hundred percent (100%) of the before tax profits generated by all non retail sales of Show Products and Souvenir Programs sold by or on behalf of Wynn Las Vegas. Such before tax

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profits shall be equal to one hundred percent (100%) of the gross proceeds generated by all such non retail sales of Show Products and Souvenir Program less all direct out of pocket expenses incurred by Wynn Las Vegas in relation with such sales. For the purpose hereof, such direct out of pocket expenses shall not include any interest and other financing expenses incurred by Wynn Las Vegas, any cost of a capital nature and any amortisation in respect thereof and any income taxes payable by Wynn Las Vegas.

F)

Notwithstanding the foregoing, the parties agree that the exploitation of the following rights pertaining to the Show shall be “frozen” and cannot be marketed without the mutual approval of both parties.

(1)

All videos, audiovisual works, motion pictures, television series, sound recordings and interactive multimedia products, in whatever form and medium, including without limitation internet web sites specially devoted to the show.  (In such a case, Wynn Las Vegas acknowledges that appropriate compensation shall be payable to the Show music publisher(s) for the synchronization or mechanical rights, in accordance with the industry standards and practices); and

(2)

All books, magazines, comic strips or other publications, incorporating aspects of the Show including, but not limited to, the characters, costumes and any pictorial, visual graphics or sculptural works forming part or appearing in or using the title or logos of the Show or based upon or utilising the visual the Show.

G)	Wynn Las Vegas shall have the right to include the Show Trademarks in the Show Products and in all advertising and promotional materials prepared for the Show.

13.	SPONSORSHIP

During the Term, the Show as presented in the Showroom should not be utilised so as to endorse any third-party products or services and shall not develop sponsorship arrangements without the express prior written consent of Wynn Las Vegas and Calitri, which consents may be arbitrarily withheld.

14.	LICENSING AND SUBLICENSING

A)

Calitri hereby represents and warrants that it owns or controls the Rights, that Calitri is not a party to any agreement which would prohibit Calitri from granting the licenses granted herein to Wynn Las Vegas and that the licenses granted herein by Calitri to Wynn Las Vegas do not and will not conflict with or result in a breach of the terms, conditions, provisions of, or constitute a default under any agreement to which Calitri is a party.

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B)

Except as otherwise provided herein in Section 12. A) hereof, the rights granted to Wynn Las Vegas under this Agreement shall not be transferred, licensed, sublicensed, assigned, sold or otherwise disposed of by Wynn Las Vegas without the prior written consent of Calitri except that:

(1)

Wynn Las Vegas shall be entitled to transfer, license, sublicense, assign, sell or dispose of the rights granted under this Agreement to any Wynn Casino without the prior written consent of Calitri; and

(2) Wynn Las Vegas shall be entitled to sublicense the right to exploit the Show Trademarks in relation with the advertising of the Show to any third party without the prior written consent of Calitri.

15.	TERMINATION AND REVERSION OF RIGHTS

A)	The licenses hereinabove granted shall cease and terminate, and the rights hereinabove granted shall automatically revert to the Calitri, if:

(1)

Wynn Las Vegas files a petition in bankruptcy or is adjudicated a bankrupt or if a proceeding, petition or notice in bankruptcy, voluntary or involuntary, is filed against Wynn Las Vegas or if Wynn Las Vegas becomes insolvent or makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law or if Wynn Las Vegas discontinues its business or if a receiver is appointed for it or its business or if a suspension of payments is given by any court of competent jurisdiction in respect of Wynn Las Vegas; or

(2)

Either party violates any of its obligations or conditions under the term of this Agreement, provided the other party gives sixty (60) days’ notice in writing of such violation and such violation is not remedied within said sixty (60) days; or

(3) The Dragon Production Agreement is terminated.

B)

If the Agreement herein is terminated in accordance with any of the provisions of Section 15.A), all compensation theretofore accrued shall become due and payable immediately to Calitri and Wynn Las Vegas shall indemnify Calitri for all costs, expenses and charges payable by Calitri to employees or contractors and other third parties as may reasonably and necessarily result from such termination, and Calitri shall not be obligated to reimburse Wynn Las Vegas for any payment theretofore paid by Wynn Las Vegas to Calitri.

16.	TAXES AND ASSESSMENTS

A)	All payments and compensation hereinabove provided are exclusive of any taxes of any nature and of any government whatsoever, whether the fiscal law is in

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force presently or at any time in the future, except for income taxes, but are subject to withholding taxes, if any.

B)	The parties hereto agree to cooperate with each other to obtain the appropriate certificates of reduction or exemption of taxes, wherever applicable.

17.	BOOKS AND RECORDS

A)

Wynn Las Vegas shall keep or have any assignees or licensees of Wynn Las Vegas’ rights keep accurate books of account and records covering all transactions relating to the rights and licenses herein granted and Calitri or its nominees shall have the right upon notice and at all reasonable hours during any business day to an examination of said books of account and records and all other documents and materials, whether in the possession of Wynn Las Vegas or any assignees or sublicensees of Wynn Las Vegas’ rights or otherwise, with respect to the subject matter and the terms of this Agreement, and shall have free and full access thereto for the purpose of taking extracts or copies thereof.

B)

Calitri shall keep accurate books of account and records covering all transactions performed by Calitri pursuant to the terms of this Agreement and Wynn Las Vegas shall have the right upon notice and at reasonable hours during any business day to an examination of said books of account and records with respect to the amounts reimbursable to Calitri under the terms of this Agreement, and shall have free and full access thereto for the purpose of taking extracts or copies thereof.

18.	INDEMNITIES OF CALITRI

A)

Calitri agrees to indemnify and hold harmless Wynn Las Vegas, its members, managers, directors, officers and agents and all others claiming by, through or under Wynn Las Vegas against any claims, demands, suits, losses, costs, expenses (including, without limitation, reasonable counsel fees, costs and disbursements), damages or recoveries (including, without limitation, any amounts paid by Wynn Las Vegas in settlement), suffered, paid, incurred or assumed by Wynn Las Vegas, its members, managers, directors, officers, agents and all other claiming by, through or under Wynn Las Vegas by reason of any breach or non-performance of any representation, warranty or covenant of Calitri contained in this Agreement, or by Calitri’s negligence or willful misconduct .

B)

Wynn Las Vegas shall notify Calitri in writing of the existence of any such claim, demand or suit, which if sustained, would give rise to liability on the part of Calitri hereunder, promptly after Wynn Las Vegas has knowledge of any such claim, demand or suit. Calitri shall have the option to designate counsel to defend any such claim, demand or suit designated by it and shall control such defense. Wynn Las Vegas shall cooperate in the defense of any such claim, demand or suit and may participate in the defense of any such claim, demand or

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suit with counsel of its own choosing (if Wynn Las Vegas does not approve counsel designated by Calitri) at its own expense, it being understood that Calitri shall not be responsible for the payment of any fees of any such counsel.  Wynn Las Vegas shall not take any action to compromise or settle any such claim, demand or suit unless consented to in writing by Calitri.

19.	INDEMNITIES OF WYNN LAS VEGAS

A)

Wynn Las Vegas agrees to indemnify and hold harmless Calitri, its directors, officers and agents and all others claiming by, through or under Calitri against any claims, demands, suits, losses, costs, expenses (including, without limitation, reasonable counsel fees, costs and disbursements), damages or recoveries (including, without limitation, any amounts paid by Calitri in settlement), suffered, paid, incurred or assumed by Calitri, its directors, officers, agents and all other claiming by, through or under Calitri by reason of any breach or non-performance of any representation, warranty or covenant of Wynn Las Vegas contained in this Agreement, or by Wynn Las Vegas’ negligence or willful misconduct.

B)

Calitri shall notify Wynn Las Vegas in writing of the existence of any such claim, demand or suit, which if sustained, would give rise to liability on the part of Wynn Las Vegas hereunder, promptly after Calitri has knowledge of any such claim, demand or suit. Wynn Las Vegas shall have the option to designate counsel to defend any such claim, demand or suit designated by it and shall control such defense. Calitri shall cooperate in the defense of any such claim, demand or suit with counsel of its own choosing (if Calitri does not approve counsel designated by Wynn Las Vegas) at its own expense, it being understood that Wynn Las Vegas shall not be responsible for the payment of any fees of any such counsel Calitri shall not take any action to compromise or settle any such claim, demand or suit unless consented to in writing by Wynn Las Vegas.

20.	OPTION

Wynn Las Vegas or one of its affiliates shall have the option to have Calitri create, develop and produce a second new first-class theatrical entertainment attraction (the “Other Show”) to be financed, produced and presented by Wynn Las Vegas or its affiliate at Le Rêve or any other of the Wynn Casinos and to obtain an exclusive licence to produce and present the Other Show upon terms and conditions similar to those set out in this Agreement, provided that (a) Wynn Las Vegas or its affiliate has informed Calitri in writing by no later than December 31, 2003 that it wishes to produce and present such Other Show; (b) the first public performance of the Other Show is scheduled to take place no earlier than 15 months and no later than 30 months after the notice provided in the preceding clause (a), taking into account the size and complexity of the Show; and (c) within ten (10) days following the approval of the concept of the Other Show, Wynn Las Vegas or its affiliate pays Calitri the sum of US$1,000,000. The

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parties acknowledge and agree that Wynn Las Vegas has already paid Calitri US$1,000,000 to obtain and secure this option right.

21.	MISCELLANEOUS

A)

This Agreement together with any attachments hereto shall be the definitive Agreement between the parties and define each party’s rights and obligations to the other. This Agreement may be modified with the consent of both parties by written amendment, which, upon execution shall become a part of this Agreement with the same full force and effect as if first written.

B)

Calitri acknowledges that Wynn Las Vegas and its affiliates conduct businesses that are subject to and exist because of privileged licenses issued by governmental authorities in the State of Nevada and elsewhere, that regulate gaming and related matters.  In the event Calitri is found unsuitable by the appropriate governmental authority or if Wynn Las Vegas is advised by such governmental authority to terminate its relationship with Calitri, or Wynn Las Vegas reasonably determines, based on its internal compliance investigation and based on substantial, objective and evidenced elements, that it is required to terminate its relationship with Calitri to avoid the loss of its privileged licenses or receive sanctions, Wynn Las Vegas shall be entitled to terminate the agreement between the parties without liability to Calitri except for the obligation to pay all costs incurred to the date of such termination.

Notwithstanding the above, Calitri shall be allowed an opportunity to pursue any appeal rights it may have with respect to any governmental determination which Wynn Las Vegas is using as the basis of exercising its termination rights.

If the licenses are terminated for any reason other than as a result of Calitri’s activities as referred to above, Calitri shall be entitled to full indemnification by Wynn Las Vegas for all and any provable losses incurred by Calitri due to such termination.

C)

Each party undertakes not to disclose the existence of this Agreement to any third party except to its professional advisors and its consultants and to such other persons as is reasonably required in order to consummate the transactions contemplated herein.

This paragraph shall survive the termination of this Agreement. This confidentiality restriction does not apply in the event of litigation between the parties in relation to this Agreement, or in the event its disclosure is compelled by law or regulation or by order of any court or regulatory authority having jurisdiction over one of the parties.  In this regard, Calitri acknowledges and agrees that this Agreement may be required to be disclosed by Wynn Las Vegas and its affiliates in connection with the financing of Le Rêve.

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D)

This Agreement shall be governed by and construed in accordance with the laws and of the State of Nevada, without regard to conflict of laws principles, and the parties hereby consent to the exclusive jurisdiction of the state or federal court located in Clark County, Nevada for any dispute arising out of or relating to this Agreement.

E)

Neither this Agreement nor any rights or obligations conveyed hereunder may be transferred, assigned, or delegated (including by sublicense) without the written consent of the other party, which consent may be withheld for any reason whatsoever. Notwithstanding the foregoing, this Agreement may be assigned by Wynn Las Vegas or by Calitri to any of its affiliated entities, without the prior consent of the other party; provided that such assignment shall not discharge or otherwise affect the obligations of the assignor to perform, fulfill and satisfy its obligations and responsibilities hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and each of their respective successors, permitted assigns, administrators and/or legal representatives.

F)

Faxed signatures shall be sufficient to bind each party to this Agreement and this Agreement may be executed in one or more counterparts, which shall form together the entire Agreement between the parties.

G)

Nothing herein contained shall constitute a partnership or joint venture between the parties hereto. No party shall act in any manner contrary to the terms of this Section 21.G) and no party shall become liable by any representation, act or omission of the other.

H)

Except as otherwise specifically set forth above, nothing contained herein shall be interpreted or construed as creating on Calitri, its staff and personnel, including Franco Dragone representing Créations, an obligation to devote time and resources on an exclusive basis.

I)

This Agreement constitutes the complete and exclusive agreement between the parties and replaces and supersedes all prior agreements, negotiations, statements, memoranda and understandings with respect to its subject matter.

J)	The voiding of any provision of this Agreement by any Court shall not serve as to void or place in less than full force and effect any other provision of this Agreement.

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This Agreement is agreed to and accepted this 31st day of October 2002 by those parties whose duly authorized signatures are set forth below:

	CALITRI SERVICES AND LICENSING LIMITED LIABILITY COMPANY		WYNN LAS VEGAS, LLC

Per: WYNN RESORTS HOLDINGS LLC
its sole member
Per: VALVINO LAMORE, LLC
its sole member
Per: WYNN RESORTS, LIMITED
its sole member

Per	/s/ AUSTIN L. SEALY	Per:	/s/ STEPHEN A. WYNN

	Austin L. Sealy Managing Director		Stephen A. Wynn Chairman and Chief Executive Officer

As to the personal obligations in Sections 2.D) and E):

/s/ FRANCO DRAGONE

Franco Dragone, Représenting Créations du Dragon S.P.R.L.U.

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